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                                                                     EXHIBIT 4.1


               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES B MANDATORILY CONVERTIBLE PREFERRED STOCK
                            OF U.S. TECHNOLOGIES INC.


         U.S. Technologies Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "CORPORATION"), by its Co-Chief Executive Officer,

         DOES HEREBY CERTIFY:

         FIRST: That pursuant to authority expressly vested in the Board of Directors of the Corporation by the provisions of its Restated Certificate of Incorporation (the "CHARTER"), the Corporation's Board of Directors duly adopted by unanimous written consent on April 6, 2000, the following resolution providing for the designations and issuance of 112,000 shares of Series B Mandatorily Convertible Preferred Stock, par value $0.02 per share:

                  RESOLVED, that this Board of Directors, pursuant to the authority expressly vested in it by the provisions of the Corporation's Restated Certificate of Incorporation and the General Corporation Law of the State of Delaware, hereby authorizes the issuance from time to time of a series of preferred stock, par value $0.02 per share, of the Corporation and hereby fixes the designation, voting powers, preferences and relative, participating, optional and other rights and the qualifications, limitations or restrictions thereof, in addition to those set forth in said Restated Certificate of Incorporation.

1.       DESIGNATION AND AMOUNT

         This series of preferred stock shall be designated as "Series B Mandatorily Convertible Preferred Stock" and shall have a par value of $0.02 per share (the "SERIES B PREFERRED"). The number of authorized shares constituting the Series B Preferred shall be 112,000 shares. Shares of the Series B Preferred shall have a stated value of $100.00 per share (the "STATED VALUE"). The Corporation may issue fractional shares of the Series B Preferred. All equity securities of the Corporation ranking as to dividends or distributions of assets on Liquidation (as defined below) of the Corporation junior to the Series B Preferred, including the Corporation's Common Stock, par value $0.02 per share (the "COMMON STOCK"), are sometimes hereinafter referred to as "JUNIOR SECURITIES."

2.       LIQUIDATION PREFERENCE

         In the event of any bankruptcy, liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (a "LIQUIDATION"), each holder of the Series B Preferred (the "PREFERRED B HOLDER") at the time thereof shall be entitled to receive, prior and in preference to any distribution of any of the assets or funds of the Corporation to the holders of the Common Stock or other Junior Securities by reason of their ownership of such stock, an amount per share of Series B


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Preferred equal to the Stated Value plus any accrued and unpaid dividends to the date of Liquidation (or such lesser amount required by Section 4 of the Corporation's Charter). If, upon a Liquidation, the assets and funds of the Corporation legally available for distribution among the Preferred B Holders and the holders of any other capital stock of the Corporation ranking, as to Liquidation, on a parity with the Series B Preferred, including but not limited to the Series A Convertible Preferred Stock and the Series C Mandatorily Convertible Preferred Stock (the "PARITY STOCK"), shall be insufficient to pay in full the Liquidation preference of the Series B Preferred and liquidating payments on any Parity Stock (in either case, or such lesser amounts as required by Section 4 of the Corporation's Charter), then no assets or funds shall be distributed to the Preferred B Holders or to the holders of any Parity Stock except to the extent that such assets or funds shall be distributed among the Preferred B Holders and the holders of any Parity Stock ratably in accordance with the respective amounts which would be payable upon Liquidation on the Series B Preferred and any Parity Stock if all amounts payable thereon were payable in full (or such lesser amounts as required by Section 4 of the Corporation's Charter). Subject to the rights of the holders of shares of any series or class or classes of stock ranking, as to Liquidation, senior to the Series B Preferred, upon Liquidation, after payment of the Liquidation preference of the Series B Preferred and Parity Stock determined pursuant to this Section 2, the remaining assets of the Corporation legally available for distribution shall be distributed ratably to the holders of Junior Securities, including the Common Stock.

3.       VOTING RIGHTS

         (a) Prior to the Conversion Date (as defined below), the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the shares of Series B Preferred then outstanding, voting as a single class:

                  (i) repurchase, purchase or otherwise acquire any Common Stock or other Junior Securities for any consideration (or pay or make available any moneys, whether by means of a sinking fund or otherwise, for the repurchase of any shares of Common Stock or other Junior Securities);

                  (ii) after the date that the first share of Series B Preferred is issued, authorize or permit the Corporation or any of its subsidiaries (A) to issue, other than to a Preferred B Holder, any equity securities or securities convertible into or exchangeable for equity securities or any securities granting the holder an option to acquire any such securities, each at a price below the Current Market Price (as defined below), or (B) to issue any stock of the Corporation with the same preference and priority as the Series B Preferred or with a preference or priority senior to the Series B Preferred;

                  (iii) authorize or effect, in a single transaction or through a series of related transactions, a consolidation, merger or business combination of the Corporation with any other Person, a spin-off or recapitalization of the Corporation, the Liquidation of the Corporation or the sale, lease, exchange or other transfer of all or substantially all of the assets of the Corporation to any other Person, or the adoption of any plan for the same;

                  (iv) amend, repeal, modify or supplement any provision of the Charter, the Corporation's Bylaws in effect on the date hereof or any successor articles of incorporation or bylaws, other than effecting the Charter Amendment (as defined below);

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                  (v)      amend, repeal, modify or supplement or in any other
manner affect or change the terms, designations, preferences or rights of the Series B Preferred set forth herein;

                  (vi) authorize or permit the Corporation to (A) make an assignment for the benefit of creditors, (B) file a petition in bankruptcy, (C) petition or apply to any tribunal for appointment of a receiver, custodian or any trustee for it or for a substantial part of its assets, or (D) commence any proceeding under any bankruptcy, reorganization or arrangement or readjustment of debt law or statute in any jurisdiction;

                  (vii) authorize or permit the Corporation to change materially the type of business conducted by it or contemplated to be conducted by it as of the date hereof;

                  (viii) authorize or permit the Corporation to enter into any transaction with any affiliate (other than a wholly owned subsidiary) or shareholder or authorize or permit the amendment, extension or renewal of such a transaction other than on arm's-length terms; and

                  (ix) authorize or permit the Corporation to acquire any equity interest in any other Person, other than (i) VIPRO Corporation ("VIPRO") pursuant to that certain Stock Purchase Agreement, dated March 13, 2000, by and among the Corporation, VIPRO, Northwood Ventures LLC and Northwood Capital Partners LLC, and (ii) Buyline.net, Incorporated ("BUYLINE"), in connection with the transactions contemplated by that certain Agreement in Principle, dated as of February 28, 2000, between the Corporation and Buyline.

                           "Person" means and includes any individual,
partnership, joint venture, corporation, trust, limited liability company, joint stock company, unincorporated organization, any government entity or any political subdivision or agency thereof, or any other entity.

         (b) Except as otherwise required by law, each Preferred B Holder shall be entitled to vote on all other matters together with the holders of shares of the Common Stock (including, for purposes of this Section 3(b), any other securities of the Corporation that are entitled to vote with the holders of shares of Common Stock) and not as a separate class, at any annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each Preferred B Holder shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Series B Preferred are convertible (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent. Notwithstanding the foregoing, the Preferred B Holders will not be entitled to vote or take action at a meeting of the Corporation's stockholders, the purpose of which includes the approval by the holders of Common Stock of an amendment to the Corporation's Charter ("CHARTER AMENDMENT") to increase the number of shares of Common Stock the Corporation is authorized to issue to an amount sufficient to permit the conversion to Common Stock of all of the Corporation's then-outstanding shares of all of its authorized and designated series of convertible preferred stock, which includes the Series B Preferred, and any other then-outstanding securities and options or similar rights issued by the Corporation, which are convertible into or otherwise permit the holder thereof to purchase or otherwise receive shares of Common Stock.


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4.       MANDATORY CONVERSION

         (a) MANDATORY CONVERSION. By virtue of the filing with and acceptance of the Charter Amendment by the Secretary of State of the State of Delaware and without any action on the part of the Preferred B Holders, as of the date the Charter Amendment is filed with and accepted by the Secretary of State of the State of Delaware (the "CONVERSION DATE"), all of the issued and outstanding shares of the Series B Preferred shall be converted into Common Stock. The number of shares of Common Stock into which each share of Series B Preferred shall be converted shall be the product obtained by multiplying the Conversion Rate then in effect (determined as provided in Section 4(b)) by the number of shares of Series B Preferred being converted. The Corporation shall take all such actions as are necessary to insure that the shares of Common Stock issued with respect to such conversion shall be validly issued, fully paid and non-assessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

         (b) CONVERSION RATE. The conversion rate for conversion of the Series B Preferred (the "CONVERSION RATE") shall be the quotient obtained by dividing the Stated Value by .20 (the "CONVERSION PRICE").

         (c)      PROCEDURES FOR MANDATORY CONVERSION.

                  (i) On the Conversion Date, the Corporation will mail to each Preferred B Holder (A) a letter of transmittal, which shall specify the Conversion Date and notify such holder that his, her or its shares of Series B Preferred have been converted to Common Stock (the "CONVERSION NOTICE") and (B) instructions, which shall specify the procedures for surrender of such holder's certificates representing ownership of Series B Preferred ("PREFERRED CERTIFICATES") in exchange for certificates representing ownership of Common Stock ("COMMON STOCK CERTIFICATES"). Promptly after receipt of the Conversion Notice, each Preferred B Holder shall surrender such holder's Preferred Certificates, duly endorsed for transfer, at any time during normal business hours, to the Corporation at its principal office or at such other office or agency then maintained by it for such purpose and designated in the Conversion Notice, accompanied by any instrument of transfer in form reasonably satisfactory to the Corporation and to any conversion agent, duly executed by the registered Preferred B Holder or by such holder's duly authorized attorney. As promptly as practicable after the surrender for conversion of any Preferred Certificates in the manner provided in the preceding sentence but in any event within five (5) business days after receipt of the Preferred Certificates, the Corporation will deliver or cause its transfer agent to deliver to the holder of such Preferred Certificates Common Stock Certificates representing the aggregate number of shares of Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. Such conversion shall be deemed to have been made as of the Conversion Date, and all rights of the Preferred B Holder, with respect to such holder's shares of Series B Preferred, shall cease at such time and the person or persons in whose name or names the Preferred Certificates are registered, or after delivery of the Preferred Certificates for conversion pursuant hereto the person or persons in whose name or names the Common Stock Certificates are to be issued, shall be treated for all purposes as having become the record holder or holders thereof at such time.

                  (ii) The Corporation shall not be required to issue fractional shares of Common Stock upon conversion of shares of Series B Preferred. At the Corporation's discretion, in the event


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the Corporation determines not to issue fractional shares, then in lieu of any fractional shares to which the Preferred B Holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Current Market Price (as defined below).

                  (iii) The issuance of Common Stock Certificates upon conversion shall be made without charge for any issue, stamp or other similar tax in respect of such issuance. However, if any such Common Stock Certificate is to be issued in a name other than that of the holder of record of the shares converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any such tax which may be payable in respect of any transfer involved in such issuance or shall establish, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

                  (iv) "CURRENT MARKET PRICE" means the average of the daily Closing Prices per share of Common Stock for the fifteen (15) consecutive trading days immediately prior to such date. The "Closing Price" per share of Common Stock for each day shall be the last sale price, regular way, before 5:00 p.m., or in case no such sale takes place on such day, the average closing bid and asked prices, regular way, in either case, as reported on the NASD OTC Bulletin Board or any successor stock exchange or quotation system on which the Common Stock is then primarily listed or traded. If on any such trading day or days such securities are not quoted by any such organization, such trading day or days shall be replaced for purposes of the foregoing calculation by the requisite trading day or days preceding the commencement of such fifteen (15) day trading day period on which such securities are so quoted.

         (d) RESERVATION OF STOCK ISSUABLE UPON MANDATORY CONVERSION. Until the Conversion Date, the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion to Common Stock of all of the outstanding shares of the Corporation's authorized and designated series of convertible preferred stock, including the Series B Preferred, and the other outstanding securities and options or similar rights issued by the Corporation, which are convertible into or otherwise permit the holder thereof to purchase or otherwise receive shares of Common Stock. The Corporation shall take any such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, approving the Charter Amendment and taking other appropriate board action, submitting the Charter Amendment to the Corporation's stockholders for their approval, recommending the Charter Amendment and any other such increase to the Corporation's stockholders, holding shareholders meetings, and soliciting votes and proxies in favor of the Charter Amendment and any other such increase to obtain the requisite shareholder approval.


         (e)      REORGANIZATION, MERGER OR SALE OF THE CORPORATION.

                  (i) Notwithstanding any other provision hereof, in case of (A) any reorganization or any reclassification of the capital stock of the Corporation or (B) any sale of the Corporation if such transaction does not constitute a Liquidation, then, at the election of each Preferred B Holder, concurrently with the consummation of such reorganization, reclassification or sale of the Corporation, provision shall be made so that each share of Series B Preferred shall thereafter be


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convertible into the number of shares of stock or other securities or property
(including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Series B Preferred would have been entitled assuming conversion on the day immediately prior to the initial announcement of the transaction or a proposed transaction that ultimately resulted in the transaction. In any case, appropriate adjustment (as determined by the Corporation's Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the Preferred B Holders, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of Series B Preferred.

                  (ii) In case of any merger, consolidation, reclassification or other similar reorganization, to the extent the Corporation is not the surviving entity, the Series B Preferred shall be converted into or exchanged for and shall become shares of the surviving corporation having, in respect of the surviving corporation, substantially the same powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, that the Series B Preferred has immediately prior to such transaction.

5.       RESTRICTIONS ON DIVIDENDS, STOCK SPLITS AND DISTRIBUTIONS

         The Corporation shall not at any time or from time to time after the date that the first share of the Series B Preferred is issued until after the Conversion Date: (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, including, but not limited to, dividends paid or payable in cash, the capital stock of the Corporation, or any other property; (ii) effect a stock-split or any other subdivision of the outstanding Common Stock; or (iii) effect a combination of the outstanding shares of Common Stock into a smaller number of shares.

6.       REMEDIES

         (a) The Corporation acknowledges that the remedies at law of each Preferred B Holder in the event of any failure of the Corporation in the performance of or compliance with any of the terms hereof are not and will not be adequate and that, to the fullest extent permitted by law and equity, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise without requiring any holder to post a bond or other security, unless otherwise required by applicable law.

         (b) Any Preferred B Holder shall be entitled to recover from the Corporation the reasonable attorneys' fees and expenses incurred by such holder in connection with such holder's enforcement of any obligation of the Corporation hereunder.

         (c) No failure or delay on the part of any Preferred B Holder in exercising any right, power or remedy hereunder or under applicable law or otherwise shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or thereunder.


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The remedies provided herein are cumulative and not exclusive of any remedies provided by law or otherwise.

         SECOND: That such determination of the designations, preferences and the relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, relating to the Series B Preferred was duly made by the Corporation's Board of Directors pursuant to the provisions of the Corporation's Charter, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, as amended.







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         IN WITNESS WHEREOF, U.S. Technologies Inc. has caused this Certificate of Designations to be executed this 7th day of April, 2000.



                                                U.S. TECHNOLOGIES INC.


                                                By: /s/ C. Gregory Earls
                                                   -----------------------------
                                                    C. Gregory Earls,
                                                    Co-Chief Executive Officer


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